Exhibit 4.1

I. TERMS AND CONDITIONS OF THE NOTES

1.	Amount, Form, Denomination, Custodianship and Transfer of the Notes

(a)

The 2023 notes and 2027 notes will be issued in an aggregate principal amount of CHF100,000,000 and CHF150,000,000, respectively. The notes will be issued with minimum denominations of CHF5,000 and integral multiples thereof.

(b)

The Issuer reserves the right to reopen and increase the aggregate principal amount of the notes issued at any time and without prior consultation or permission of the holders of the notes (the “Noteholders” and, individually, a “Noteholder”) through the issuance of further notes which will be fungible with the notes (i.e., identical in respect of these Terms and Conditions of the notes, security number, final maturity and interest rate).

(c)

Each series of notes are documented in the form of a permanent global certificate (Globalurkunde auf Dauer)(the “Permanent Global Certificate”) in bearer form. Such Permanent Global Certificate shall be deposited by UBS AG, Bahnofstrasse 45, 8001 Zurich, Switzerland, acting as principal paying agent with respect to the notes (the “Principal Paying Agent”) with SIX SIS Ltd, Baslerstrasse 100, 4600 Olten, Switzerland, or any successor organization (“SIX SIS”) recognized by SIX Swiss Exchange Ltd, Selnaustrasse 30, 8001 Zurich, Switzerland (P.O. Box 1758, 8021 Zurich, Switzerland) or any successor exchange (“SIX Swiss Exchange”) for the entire duration of the notes and until their maturity date unless earlier redeemed, except as provided in this Condition 1 (Amount, Form, Denomination, Custodianship and Transfer of the Notes). As a matter of Swiss law, once the Permanent Global Certificate is deposited with SIX SIS and the notes are entered into the account of one or more participants in SIX SIS, the notes shall constitute intermediated securities (Bucheffekten) in accordance with the provisions of the Swiss Federal Intermediated Securities Act (Bucheffektengesetz). On behalf of the Issuer, SIX SIS shall maintain records of the number of notes held through each participant in SIX SIS for the entire duration of the notes and until their maturity date unless earlier redeemed, except as provided in this Condition 1 (Amount, Form, Denomination, Custodianship and Transfer of the Notes). The notes in the form of intermediated securities may only be transferred by the entry of the transferred notes in a securities account of the transferee in accordance with the Swiss Federal Intermediated Securities Act.

(d)

The records of SIX SIS will determine the number of notes held through each participant in SIX SIS. In respect of notes held in the form of intermediated securities, the Noteholders will be the persons holding the notes in a securities account (Effektenkonto) which is in their name, or in case of intermediaries (Verwahrungsstellen), the intermediaries holding the notes for their own account in a securities account which is in their name.

(e)

Neither the Issuer nor the Noteholders shall at any time have the right to effect or demand the conversion of the Permanent Global Certificate into, or the delivery of, notes as uncertificated securities (Wertrechte) or individually certificated securities (Wertpapiere).

(f)

To the extent that SIX SIS is no longer able act as depositary, the Principal Paying Agent, in consultation with the Issuer, will deposit the notes with another recognized depositary in accordance with the provisions of the Swiss Federal Intermediated Securities Act (Bucheffektengesetz) and such depositary shall be subject to all the obligations and requirements that apply to SIX SIS in respect of the notes. Individually certificated securities shall be issued only when no such depositary can be procured, and if they are to be issued, such securities will not be issued in in bearer form, but exclusively in registered form such that the notes qualify as being in “registered form” for United States federal income tax purposes whereby, inter alia, (i) the noteholders of the individually certificated securities shall be registered in a register (the “Register”) to be established and maintained by a registrar (the “Registrar”) appointed by the Issuer and acting on its behalf after consultation with the Principal Paying Agent and duly notified to the Noteholders in accordance with these Terms and Conditions, (ii) no transfer of the individually certificated securities shall be valid unless and until entered into the Register and (iii) any other requirement is satisfied to ensure that the notes are treated as issued exclusively in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the Proposed United States Treasury Regulations (or any successor provisions).

2.	Guarantees

(a)

Digital Realty Trust, Inc. and Digital Realty Trust, L.P. each fully and unconditionally guarantee (the “Guarantees” and each, a “Guarantee”) the Issuer’s obligations under the notes on a senior unsecured basis, to each Noteholder and its successors and assigns that: (i) the principal of (including the redemption price upon redemption pursuant to Conditions 5 and 6), and premium, if any, and interest on the notes shall be duly and punctually paid in full when due, whether at the maturity date, upon acceleration, upon redemption, upon repurchase or otherwise, and interest on overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the notes and all other obligations of the Issuer to the Noteholders or the Noteholders’ Representative hereunder or under the notes (including fees, expenses or other) shall be promptly paid in full or performed, all in accordance with the terms hereof; and (ii) in case of any extension of time of payment or renewal of any notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the maturity date, by acceleration, call for redemption or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth herein (collectively, the “Guarantee Obligations”).

(b)

The Guarantees shall be senior unsecured obligations of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. and will rank equally in right of payment with other senior unsecured obligations of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. However, each Guarantee shall be effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured indebtedness (to the extent of the collateral securing the same) and to all existing and future liabilities and preferred equity, whether secured or unsecured, of the applicable guarantor’s subsidiaries.

(c)

Each Guarantor, and by its acceptance hereof each Noteholder, hereby confirms that it is the intention of all such parties that the Guarantee Obligations of such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, the Noteholders and each Guarantor hereby irrevocably agree that the Guarantee Obligations of each Guarantor under this Condition 2 shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor, result in the Guarantee Obligations of such Guarantor under the Guarantee not constituting a fraudulent transfer or conveyance.

(d)

Each Guarantor hereby covenants and agrees, to the fullest extent that it may do so under applicable law, that in the event of the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Issuer, such Guarantor shall not file (or join in any filing of), or otherwise seek to participate in the filing of, any motion or request seeking to stay or to prohibit (even temporarily) execution on the Guarantee and hereby waives and agrees not to take the benefit of any such stay of execution, whether under Section 362 or 105 of the Bankruptcy Law or otherwise.

(e)

Subject to the provisions of this Condition 2, each Guarantor hereby agrees that its Guarantee hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the notes or these Terms and Conditions, the absence of any action to enforce the same, any waiver or consent by any Noteholder with respect to any thereof, the entry of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of such Guarantor. Each Guarantor hereby waives and relinquishes: (a) any right to require the Noteholder’s Representative, the Noteholders or the Issuer (each, a “Benefited Party”) to proceed against the Issuer or any other Person or to proceed against or exhaust any security held by a Benefited Party at any time or to pursue any other remedy in any secured party’s power before proceeding against such Guarantor; (b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of a Benefited Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons; (c) demand, protest and notice of any kind (except as expressly required by these Terms and Conditions), including but not limited to notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of such Guarantor, the Issuer, any Benefited Party, any creditor of such Guarantor or the Issuer or on the part of any other Person whomsoever in connection with any obligations the performance of which are hereby guaranteed; (d) any defense based upon an election of remedies by a Benefited Party, including but not limited to an election to proceed against such Guarantor for reimbursement; (e) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (f) any defense arising because of a Benefited Party’s election, in any proceeding instituted under the Bankruptcy Law, of the application of Section 1111(b)(2) of the Bankruptcy Code; and (g) any defense based on any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code. Each Guarantor hereby covenants that, except as otherwise provided therein, its Guarantee shall not be discharged except by payment in full of all Guarantee Obligations, including the principal of and premium, if any, and interest on the notes and all other costs provided for under these Terms and Conditions.

(f)

If any Noteholder or the Noteholders’ Representative is required by any court or otherwise to return to either the Issuer or the Guarantors, or any trustee or similar official acting in relation to either the Issuer or the Guarantors, any amount paid by the Issuer or the Guarantors to the Noteholders’ Representative or such Noteholder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Noteholders in respect of any Guarantee Obligations hereby until payment in full of all such obligations guaranteed hereby. Each Guarantor agrees that, as between it, on the one hand, and the Noteholders and the Noteholders’ Representative, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Condition 14 (Events of Default) hereof for the purposes hereof, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantee Obligations, and (y) in the event of any acceleration of such obligations as provided in Condition 14 (Events of Default) hereof, such Guarantee Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purpose of the Guarantee.

3.	Interest and Paying Convention

(a)

Interest on the 2023 notes and the 2027 notes will accrue at the rate of 0.600% and 1.700% per year, respectively, in each case from and including March 30, 2022 or the most recent interest payment date to which interest has been paid or provided for, and will be payable annually in arrears on: (i) October 2 of each year, beginning on October 2, 2022 for the 2023 notes, and (ii) March 30 of each year, beginning on March 30, 2023 for the 2027 notes. The interest so payable will be paid to each Noteholder holding the notes in a securities account (Effektenkonto) which is in their name, or in case of intermediaries (Verwahrungsstellen), the intermediaries holding the notes for their own account in a securities account which is in their name at the close of business on the day that is one Business Day immediately preceding the applicable interest payment date. If any interest payment date, stated maturity date, redemption date or repurchase date is not a Business Day, the payment otherwise required to be made on such date will be made on the next Business Day without any additional payment as a result of such delay.

(b)

The amount of interest payable in respect of each note for any Interest Period shall be calculated by applying the interest rate to the principal amount of such note and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). Interest will be computed on the basis of twelve 30-day months of a 360-day year.

Where:

“Interest Period” means each period beginning on (and including) the issue date or any interest payment date and ending on (but excluding) the next interest payment date.

(c)

If the Issuer redeems the notes in accordance with the terms of such notes, the Issuer shall pay accrued and unpaid interest and premium, if any, to the holder that surrenders such notes for redemption. However, if a redemption falls after a record date and on or prior to the corresponding interest payment date, the Issuer shall pay the full amount of accrued and unpaid interest and premium, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date.

(d)

The amounts required for the payment of interest on the notes and the principal amount of the notes and any other payments in cash to be made under these Terms and Conditions will be made available in good time in freely disposable CHF, which will be placed at the free disposal of the Principal Paying Agent in Switzerland. If the due date for any payment by the Issuer falls on a day which is not a Business Day, the relevant payment will be made on the first Business Day following such due date. Noteholders will not be entitled to demand additional interest or any other payment in respect of such delay.

(e)	Upon receipt of the funds in Switzerland and under the same conditions as received, the Principal Paying Agent will arrange for payment to the Noteholders.

(f)

The Issuer undertakes that payments shall be made in freely disposable CHF without collection cost to the Noteholders, and, unless otherwise provided for by applicable law, without any restrictions and whatever the circumstances may be, irrespective of nationality, residence or domicile of the Noteholders and without requiring any affidavit or the fulfilment of any other formality, at the counters of the Principal Paying Agent.

(g)

The receipt by the Principal Paying Agent of funds in CHF in Switzerland from the Issuer or a Guarantor shall release the Issuer from its obligations under the notes to the extent of amounts received by the Principal Paying Agent.

4.	Maturity

The 2023 notes and 2027 notes shall mature on October 2, 2023 and March 30, 2027, respectively, and shall be paid against presentation and surrender thereof at the office of the Principal Paying Agent unless earlier redeemed by the Issuer at its option, in accordance with Condition 6 (Optional Redemption at the Election of the Issuer) and Condition 7 (Redemption Upon Changes in Withholding Taxes) below. The notes will not be entitled to the benefits of, or be subject to, any sinking fund.

5.	Status

The notes constitute direct, senior unsecured obligations of the Issuer and rank equally in right of payment with all of the Issuer’s other senior unsecured and unsubordinated indebtedness from time to time outstanding.

The Guarantees constitute direct, senior unsecured obligations of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. and rank equally in right of payment with other senior unsecured and unsubordinated obligations of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. from time to time outstanding.

6.	Optional Redemption at the Election of the Issuer

(a)

At any time on or after July 2, 2023(the date that is three months prior to the scheduled maturity date of the 2023 notes), the Issuer may redeem in whole, but not in part, the 2023 notes then outstanding at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time on or after December 30, 2026 (the date that is three months prior to the scheduled maturity date of the 2027 notes), the Issuer may redeem in whole, but not in part, the 2027 notes then outstanding at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

(b)

At any time after the Issue Date and prior to the maturity date, the Issuer may redeem in whole, but not in part, any series of notes then outstanding at a redemption price equal to 100% of the principal amount of such series of notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption if seventy-five (75) percent or more of the aggregate principal amount of such series of notes have been redeemed or purchased and cancelled at the time of such notice.

(e)

The Issuer shall give notice to the Noteholders of any optional redemption in accordance with Condition 17 (Notices), at least 15, but not more than 45, days before the redemption date. The notice of redemption shall specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.

(f)	[Reserved]

(g)	If the Principal Paying Agent holds funds sufficient to pay the redemption price of the notes on the redemption date, then on and after such date:

•	such notes will cease to be outstanding;

•	interest on such notes will cease to accrue; and

•	all rights of holders of such notes will terminate except the right to receive the redemption price.

Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not the notes are in certificated form, together with the necessary endorsements, are delivered to the Principal Paying Agent.

The Issuer shall not redeem any series of notes on any date if the principal amount of such series of notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date.

7.	Redemption Upon Changes in Withholding Taxes

(a)

If (i) as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) or treaties of the United States or the Netherlands (or, in each case, any political subdivision or taxing authority thereof or therein having power to tax) (a “Relevant Taxing Jurisdiction”), or any change in, or amendment to, any official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change or amendment is announced as formally proposed on or after the date of this prospectus, the Issuer or any guarantor become or will become obligated to pay additional amounts as described herein under Condition 9 (Payment of Additional Amounts) or (ii) any act is taken by a Relevant Taxing Jurisdiction on or after the date of this prospectus, whether or not such act is taken with respect to the Issuer or any affiliate, that results in a substantial probability that the Issuer or any guarantor will or may be required to pay such additional amounts, then the Issuer may, at its option, redeem the applicable series of notes, as a whole but not in part, upon not less than 15 days’ nor more than 45 days’ published notice in accordance with Condition 17 (Notices) below, at 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption, if any; provided that the Issuer determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to the Issuer (which does not include substitution of the obligor or any guarantor under the notes).

(b)

For the purpose of the preceding clause, (A) changes or amendments announced as formally proposed on or after the date of this prospectus shall be considered to include any changes of, or amendments to, the Withholding Tax Act 2021 (Wet bronbelasting 2021) in the form adopted by the Upper House of the Dutch Parliament on 17 December 2019 and any official interpretations, including any judgments or orders by a court of competent jurisdiction or published administrative practice or policy, deviating from, or putting administrative obligations on the Issuer that exceed, what follows from the literal interpretation of this act, in each case if any such change, amendment or interpretation is announced as formally proposed on or after the date of this prospectus and (B) any taxes levied from or assessed on us, or that the Issuer is required to pay by the Relevant Taxing Jurisdiction, under the Withholding Tax Act 2021 (Wet bronbelasting 2021) shall be considered as additional amounts except if and to the extent such tax is levied in respect of payments on notes held by a holder or beneficiary (voordeelsgerechtigde) after the Issuer having become aware that such holder or beneficiary is related (gelieerd) to the Issuer for purposes of the Withholding Tax Act 2021 (Wet bronbelasting 2021).

(c)

No redemption pursuant to (i) or (ii) of Condition 7(a) above may be made unless the Issuer has received an opinion of independent counsel to the effect that as a result of such change or amendment the Issuer will, or that an act taken by a Relevant Taxing Jurisdiction has resulted in a substantial probability that the Issuer or any guarantor will, or may, be required to pay the additional amounts described herein under Condition 9 (Payment of Additional Amounts), or the taxes referred to in the preceding sentence, and the Issuer shall have delivered to the Noteholders an officers’ certificate, stating that based on such opinion the Issuer is entitled to redeem the applicable series of notes pursuant to their terms. Any such officers’ certificate and opinion of counsel described in the preceding sentence shall be accepted by the Noteholders as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Noteholders.

8.	Notice of Redemption

The Issuer shall publish a notice of any redemption of the applicable series of notes described above in accordance with Condition 17 (Notices).

9.	Payment of Additional Amounts

(a)

All payments of principal and interest on the notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, assessment or other governmental charge (collectively, “Taxes”) imposed by any Relevant Taxing Jurisdiction, unless the withholding of such Taxes is required by law or the official interpretation or administration thereof. The Issuer will, subject to the exceptions and limitations set forth below, pay such additional amounts as are necessary in order that the net payment of the principal of and interest on the notes to a holder, after deduction for any present or future Taxes of any Relevant Taxing Jurisdiction, imposed by withholding with respect to the payment, will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1) to any Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein having power to tax) that are imposed or withheld solely by reason of the holder or beneficial owner of the notes (or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder) being considered as:

(a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

(c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder” of the Issuer or the operating partnership within the meaning of section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provisions; or

(e) being or having been a bank receiving interest described in section 881(c)(3)(A) of the Code or any successor provisions;

(2) to any Taxes that are imposed or withheld by reason of the existence of any present or former connection between the holder or beneficial owner of such note (or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder) and the Relevant Taxing Jurisdiction (other than merely holding or being a beneficial owner of such note or the receipt or enforcement of payments or deliveries thereunder), including such holder or beneficial owner being or having been organized or incorporated in, a national, domiciliary or resident, or treated as a resident, of, or being or having been physically present or engaged in a trade or business, or having had a permanent establishment, in, such Relevant Taxing Jurisdiction;

(3) to any holder that is not the sole beneficial owner of the note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(4) to any Taxes that are imposed or withheld solely by reason of the failure to (a) comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with a Relevant Taxing Jurisdiction of, or other information relating to, the holder or beneficial owner of such note, if compliance is required by the Relevant Taxing Jurisdiction for not falling under the scope of such Taxes (including for purposes of the Withholding Tax Act 2021 (Wet Bronbelasting 2021)), or as a precondition to relief or exemption from such Taxes (including the submission of an applicable United States Internal Revenue Service (“IRS”) Form W-8 (with any required attachments)) or (b) comply with any information gathering and reporting requirements or to take any similar action (including entering into any agreement with the IRS), in each case, that are required to obtain the maximum available exemption from withholding by a Relevant Taxing Jurisdiction that is available to payments received by or on behalf of the holder;

(5) to any Taxes that are imposed otherwise than by withholding from the payment;

(6) to any Taxes that are imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(7) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or a similar tax, assessment or governmental charge;

(8) to any Taxes required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;

(9) to any Taxes that are imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of such notes for payment on a date more than 30 days after the date on which such payment became due and payable, except to the extent that the holder or beneficial owner thereof would have been entitled to additional amounts had the notes been presented for payment on any date during such 30 day period;

(10) to any backup withholding or any Taxes imposed under Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(11) to any Dutch withholding tax under the Withholding Tax Act 2021 (Wet bronbelasting 2021) imposed on a holder or, where applicable, a beneficiary (voordeelsgerechtigde) of the notes for purposes of the Withholding Tax Act 2021 (Wet bronbelasting 2021) that is an entity that is related (gelieerd) to the Issuer within the meaning of the Withholding Tax Act 2021 (Wet Bronbelasting 2021). An entity is considered related to the Issuer if (i) it directly or indirectly holds a Qualifying Interest (as defined below) in the Issuer, (ii) the Issuer directly or indirectly holds a Qualifying Interest in the entity, or (iii) a third party or a collaborating group (samenwerkende groep) directly or indirectly holds a Qualifying Interest in both the Issuer and the entity. The term “Qualifying Interest” means an interest that allows the holder of the interest to individually – or jointly in the case of a collaborating group – exert such a decisive influence on the Issuer’s decisions that such holder or such collaborating group can determine the Issuer’s activities (kwalificerend belang); or

(12) in the case of any combination of any items (1) through (11).

(b)

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this Condition 9 (Payment of Additional Amounts), the Issuer shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

(c)

If the Issuer or any guarantor, as the case may be, becomes aware that the Issuer or it, as applicable, will be obligated to pay additional amounts with respect to any payment under or with respect to the notes or the Guarantees, the Issuer or the relevant guarantor, as the case may be, will deliver to the Principal Paying Agent on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay additional amounts arises less than 45 days prior to that payment date, in which case the Issuer or the guarantor shall notify the Noteholders promptly thereafter) an officers’ certificate stating the fact that additional amounts will be payable and the amount estimated to be so payable. The officers’ certificate must also set forth any other information reasonably requested by the Principal Paying Agent to enable the Principal Paying Agent to pay such additional amounts to holders on the relevant payment date.

10.	Certain Covenants

(a)

Limitation on Total Outstanding Debt. Digital Realty Trust, L.P. will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness, other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by Digital Realty Trust, L.P. or any of its Subsidiaries in compliance with these Terms and Conditions, if, immediately after giving effect to the Incurrence of such Indebtedness and the application of the proceeds thereof, Total Outstanding Debt would be greater than 60% of Total Assets as of the end of the fiscal quarter covered in Digital Realty Trust, L.P.’s annual or quarterly report most recently furnished to Noteholders or filed with the SEC, as the case may be.

(b)

Secured Debt. In addition to the preceding limitation on the Incurrence of Indebtedness, Digital Realty Trust, L.P. will not, and will not permit any of its Subsidiaries to, Incur any Secured Debt, other than guarantees of Secured Debt Incurred by Digital Realty Trust, L.P. or any of its Subsidiaries in compliance with these Terms and Conditions, if, immediately after giving effect to the Incurrence of such Secured Debt and the application of the proceeds thereof, the aggregate principal amount of Secured Debt would be greater than 40% of Total Assets as of the end of the fiscal quarter covered in Digital Realty Trust, L.P.’s annual or quarterly report most recently furnished to Noteholders or filed with the SEC, as the case may be.

(c)

Unencumbered Assets. Digital Realty Trust, L.P. and its Subsidiaries will at all times maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of Unsecured Debt.

(d)

Ratio of Consolidated EBITDA to Interest Expense. In addition to the preceding limitations on the Incurrence of Indebtedness, Digital Realty Trust, L.P. will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by Digital Realty Trust, L.P. or any of its Subsidiaries in compliance with these Terms and Conditions, if the ratio of Consolidated EBITDA to Interest Expense for the most recent quarterly period covered in Digital Realty Trust, L.P.’s annual or quarterly report most recently furnished to Noteholders or filed with the SEC, as the case may be, in the manner described under Condition 10(e) (Reports), prior to such time, annualized (i.e., multiplied by four (4)) prior to the date on which such additional Indebtedness is to be Incurred shall have been less than 1.50:1.00 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:

•

such Indebtedness and any other Indebtedness Incurred by Digital Realty Trust, L.P. and its Subsidiaries since the first day of such quarterly period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period;

•

the repayment or retirement of any Indebtedness (other than Indebtedness repaid or retired with the proceeds of any other Indebtedness, which repayment or retirement shall be calculated pursuant to the preceding bullet and not this bullet) by Digital Realty Trust, L.P. and its Subsidiaries since the first day of such quarterly period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

•

in the case of Acquired Indebtedness or Indebtedness Incurred in connection with any acquisition since the first day of such quarterly period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

•

in the case of any acquisition or disposition of any asset or group of assets or the placement of any assets in service or removal of any assets from service by Digital Realty Trust, L.P. or any of its Subsidiaries from the first day of such quarterly period to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, the acquisition, disposition, placement in service or removal from service had occurred as of the first day of such period with appropriate adjustments to Interest Expense with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation.

(e)

Reports. Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Digital Realty Trust, Inc. and Digital Realty Trust, L.P. will furnish to the Noteholders, within the time periods specified in the SEC’s rules and regulations:

(13) all quarterly and annual reports of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. that would be required to be filed with the SEC on Forms 10-Q and 10-K if Digital Realty Trust, Inc. and Digital Realty Trust, L.P. were required to file such reports; and

(14) all current reports of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. that would be required to be filed with the SEC on Form 8-K if Digital Realty Trust, Inc. and Digital Realty Trust, L.P. were required to file such reports.

(i)

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Digital Realty Trust, Inc.’s and Digital Realty Trust, L.P.’s consolidated financial statements by Digital Realty Trust, Inc.’s and Digital Realty Trust, L.P.’s independent registered public accounting firm. In addition, Digital Realty Trust, Inc. and Digital Realty Trust, L.P. will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will make the reports available on Digital Realty Trust, Inc.’s website within those time periods. Notwithstanding the foregoing, Digital Realty Trust, Inc. and Digital Realty Trust, L.P. may satisfy their obligation to furnish the reports described above by furnishing, or filing with the SEC for public availability, reports of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. within the time periods specified in the SEC’s rules and regulations.

(ii)

If, at any time Digital Realty Trust, Inc. and Digital Realty Trust, L.P. are not subject to the periodic reporting requirements of the Exchange Act for any reason, Digital Realty Trust, Inc. and Digital Realty Trust, L.P. will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. We, Digital Realty Trust, Inc. and Digital Realty Trust, L.P. will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Digital Realty Trust, Inc.’s or Digital Realty Trust, L.P.’s filings for any reason, Digital Realty Trust, Inc. and Digital Realty Trust, L.P. will post the reports referred to in the preceding paragraphs on Digital Realty Trust, Inc.’s website within the time periods that would apply if Digital Realty Trust, Inc. and Digital Realty Trust, L.P. were required to file those reports with the SEC.

11.	Certain Definitions

(a)	Set forth below are certain defined terms used in this prospectus and these Terms and Conditions.

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

“Business Day” means any day other than Saturday or Sunday on which commercial banks and foreign exchange markets are open for business in New York, London and Zurich.

“Capitalization Rate” means 7.25%.

“Consolidated EBITDA” means, for any period of time, without duplication, consolidated net income (loss) of Digital Realty Trust, L.P. and its Consolidated Subsidiaries plus amounts which have been deducted and minus amounts which have been added for, without duplication, (a) Interest Expense, (b) depreciation and amortization and other non-cash items deducted or added in arriving at net income (loss), (c) provision for taxes based on income or profits, (d) non-recurring or other unusual items, as determined by the Issuer in good faith (including, without limitation, all prepayment penalties and all costs or fees Incurred in connection with any equity financing, debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed)), (e) extraordinary items, (f) noncontrolling interests, (g) the income, expense, gain or loss attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP, and (h) gains or losses on dispositions of depreciable real estate investments, property valuation losses and impairment charges; provided, however, that in no event will Consolidated EBITDA include (x) net income (loss) (whether pursuant to the equity method of accounting or otherwise) on account of any of Digital Realty Trust, L.P.’s or its Consolidated Subsidiaries’ unconsolidated subsidiaries and other partially owned entities or (y) net income (loss) generated from Digital Realty Trust, L.P.’s or its Consolidated Subsidiaries’ real property under construction or Redevelopment Properties; provided, further, that all amounts for such period shall be reasonably determined by Digital Realty Trust, L.P. in accordance with GAAP to the extent GAAP is applicable. Consolidated EBITDA will be adjusted, without duplication, to give pro forma effect: (i) in the case of any assets having been placed in service or removed from service from the beginning of the period to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of the assets in service or removal of the assets from service as if the placement of the assets in service or removal of the assets from service occurred at the beginning of the period; and (ii) in the case of any acquisition or disposition of any asset or group of assets from the beginning of the period to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period.

“Consolidated Financial Statements” means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements, of that Person and its Consolidated Subsidiaries prepared in accordance with GAAP.

“Consolidated Subsidiary” means each Subsidiary of Digital Realty Trust, L.P. that is consolidated in the Consolidated Financial Statements of Digital Realty Trust, L.P.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time; provided that if, as of a particular date as of which compliance with the covenants contained in these Terms and Conditions is being determined, there have been changes in accounting principles generally accepted in the United States of America from those that applied to Digital Realty Trust, L.P.’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2019, Digital Realty Trust, L.P. may, in its sole discretion, determine compliance with the covenants contained in these Terms and Conditions using accounting principles generally accepted in the United States of America as in effect as of the end of any calendar quarter selected by Digital Realty Trust, L.P., in its sole discretion, that is on or after December 31, 2019 and prior to the date as of which compliance with the covenants in these Terms and Conditions is being determined (“Fixed GAAP”), and, solely for purposes of calculating the covenants as of such date, “GAAP” shall mean Fixed GAAP.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of the Indebtedness or other obligation, and “Incurrence” and “Incurred” have meanings correlative to the foregoing. Indebtedness or other obligation of Digital Realty Trust, L.P. or any Subsidiary of Digital Realty Trust, L.P. will be deemed to be Incurred by Digital Realty Trust, L.P. or such Subsidiary whenever Digital Realty Trust, L.P. or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof. Indebtedness or other obligation of a Subsidiary of Digital Realty Trust, L.P. existing prior to the time it became a Subsidiary of Digital Realty Trust, L.P. will be deemed to be Incurred upon such Subsidiary becoming a Subsidiary of Digital Realty Trust, L.P.; and Indebtedness or other obligation of a Person existing prior to a merger or consolidation of such Person with Digital Realty Trust, L.P. or any Subsidiary of Digital Realty Trust, L.P. in which such Person is the successor to Digital Realty Trust, L.P. or such Subsidiary will be deemed to be Incurred upon the consummation of such merger or consolidation. Any issuance or transfer of capital stock that results in Indebtedness constituting Intercompany Indebtedness being held by a Person other than Digital Realty Trust, Inc., Digital Realty Trust, L.P. or any Consolidated Subsidiary or any sale or other transfer of any Indebtedness constituting Intercompany Indebtedness to a Person that is not Digital Realty Trust, Inc., Digital Realty Trust, L.P. or any Consolidated Subsidiary, will be deemed, in each case, to be an Incurrence of Indebtedness that is not Intercompany Indebtedness at the time of such issuance, transfer or sale, as the case may be.

“Indebtedness” of a Person means, without duplication, any indebtedness of such Person, whether or not contingent, in respect of: (a) borrowed money evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any lien existing on property owned by such Person; (b) indebtedness for borrowed money of a Person other than such Person which is secured by any lien on property owned by such Person, to the extent of the lesser of (i) the amount of indebtedness so secured, and (ii) the fair market value of the property subject to such lien; (c) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; or (d) any lease of property by such Person as lessee which is reflected on such Person’s balance sheet as a financing lease in accordance with GAAP; provided, however, that in the case of this clause (d), Indebtedness excludes operating lease liabilities on a Person’s balance sheet in accordance with GAAP. Indebtedness also includes, to the extent not otherwise included and without duplication, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person of the type described in clauses (a)-(d) of this definition. Notwithstanding the foregoing, with respect to Digital Realty Trust, Inc., Digital Realty Trust, L.P. or any Subsidiary, the term “Indebtedness” shall not include Permitted Non-Recourse Guarantees of Digital Realty Trust, Inc., Digital Realty Trust, L.P. or any Subsidiary until such time as they become primary obligations of, and payments are due and required to be made thereunder by, Digital Realty Trust, Inc., Digital Realty Trust, L.P. or any Subsidiary.

“Intercompany Indebtedness” means Indebtedness to which the only parties are any of Digital Realty Trust, Inc., Digital Realty Trust, L.P. and any Consolidated Subsidiary; provided, however, that with respect to any such Indebtedness of which we, Digital Realty Trust, Inc., or Digital Realty Trust, L.P. is the borrower, such Indebtedness is subordinate in right of payment to the notes.

“Interest Expense” means, for any period of time, consolidated interest expense for such period of time, whether paid, accrued or capitalized, without deduction of consolidated interest income, of Digital Realty Trust, L.P. and its Consolidated Subsidiaries, including, without limitation or duplication, or, to the extent not so included, with the addition of (a) the portion of any rental obligation in respect of any financing lease obligation allocable to interest expense in accordance with GAAP and (b) the amortization of Indebtedness discounts, but excluding prepayment penalties, in all cases as reflected in the applicable Consolidated Financial Statements. “Interest Expense” will be calculated on a pro forma basis (x) for any Indebtedness Incurred by Digital Realty Trust, L.P. and its Consolidated Subsidiaries since the first day of the applicable period and the application of proceeds therefrom and (y) for the repayment or retirement of any Indebtedness by Digital Realty Trust, L.P. and its Consolidated Subsidiaries since the first day of the applicable period.

“Non-Recourse Indebtedness” means Indebtedness of a Subsidiary of Digital Realty Trust, L.P. (or an entity in which Digital Realty Trust, L.P. is the general partner or managing member) that is directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of a Subsidiary of Digital Realty Trust, L.P. (or entity in which Digital Realty Trust, L.P. is the general partner or managing member) that is the borrower and is non-recourse to Digital Realty Trust, L.P. or any Subsidiary of Digital Realty Trust, L.P. (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the Subsidiary of Digital Realty Trust, L.P. (or entity in which Digital Realty Trust, L.P. is the general partner or managing member) that is the borrower); provided, further, that, if any such Indebtedness is partially recourse to Digital Realty Trust, L.P. or any Subsidiary of Digital Realty Trust, L.P. (other than pursuant to a Permitted Non-Recourse Guarantee and other than with respect to the Subsidiary of Digital Realty Trust, L.P. (or entity in which Digital Realty Trust, L.P. is the general partner or managing member) that is the borrower) and therefore does not meet the criteria set forth above, only the portion of such Indebtedness that does meet the criteria set forth above shall constitute “Non-Recourse Indebtedness.”

“Noteholders’ Representative” means UBS AG or its successor in its capacity as representative of the Noteholders as appointed in accordance with these Terms and Conditions. UBS AG is organized under the laws of Switzerland.

“Permitted Non-Recourse Guarantees” means customary completion or budget guarantees or indemnities (including by means of separate indemnification agreements and carve-out guarantees) provided under Non-Recourse Indebtedness in the ordinary course of business by Digital Realty Trust, L.P. or any Subsidiary of Digital Realty Trust, L.P. in financing transactions that are directly or indirectly secured by real estate assets or other real estate-related assets (including equity interests) of a Subsidiary of Digital Realty Trust, L.P. (or entity in which Digital Realty Trust, L.P. is the general partner or managing member), in each case that is the borrower in such financing, but is non-recourse to Digital Realty Trust, L.P. or any of Digital Realty Trust, L.P.’s other Subsidiaries, except for customary completion or budget guarantees or indemnities (including by means of separate indemnification agreements or carve-out guarantees) as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions and other customary exceptions to nonrecourse liability).

“Person” means a corporation, an association, a partnership, a limited liability company, an individual, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Redevelopment Property” means a property, or a distinct portion thereof, owned by Digital Realty Trust, L.P. or a Consolidated Subsidiary (a) where the commenced leased square footage is less than 60% of the sum of net rentable square feet and redevelopment space, with reasonable adjustments to leased square footage determined in good faith by Digital Realty Trust, L.P., including adjustments for available power, required support space and common area and (b) that Digital Realty Trust, L.P. reasonably characterizes as held in whole or in part for redevelopment. Notwithstanding the foregoing, any property will no longer be considered to be a “Redevelopment Property” at the point at which such property’s Consolidated EBITDA for the most recent quarterly period covered in the annual or quarterly report most recently furnished to holders or filed with the SEC, as the case may be, in accordance with these Terms and Conditions, prior to such time, annualized (i.e., multiplied by four (4)), capitalized at the Capitalization Rate exceeds its book value as determined in accordance with GAAP. For the avoidance of doubt, an individual parcel of property can be the site of one or more properties described in the immediately preceding sentence or Redevelopment Properties as determined in good faith by Digital Realty Trust, L.P.

“Secured Debt” means, as of any date, that portion of Total Outstanding Debt as of that date that is secured by a mortgage, trust deed, deed of trust, deeds to secure Indebtedness, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or managing general partner of which is such Person or a subsidiary of such Person or (ii) the only general partners of which are such Person or one or more subsidiaries of such Person (or any combination thereof).

“Total Assets” as of any date means the sum, without duplication, of (a) Consolidated EBITDA for the most recent quarterly period covered in Digital Realty Trust, L.P.’s annual or quarterly report most recently furnished to Noteholders or filed with the SEC, as the case may be, in the manner described in Condition 10(e) (Reports), prior to such time, annualized (i.e., multiplied by four (4)), capitalized at the Capitalization Rate, (b) the undepreciated cost basis of Digital Realty Trust, L.P. and its Consolidated Subsidiaries’ real property under construction and Redevelopment Property as of the end of the quarterly period used for purposes of clause (a) above, in each case as determined by Digital Realty Trust, L.P. in good faith, and (c) for all assets of Digital Realty Trust, L.P. and its Consolidated Subsidiaries other than the assets referred to in (a) and (b) above, the undepreciated book value as determined in accordance with GAAP (but excluding accounts receivable, intangible assets and right-of-use assets associated with leases of property required to be reflected as operating leases on the balance sheet of the annual or quarterly report most recently furnished to holders or filed with the SEC, as the case may be, in accordance with these Terms and Conditions, prior to such time). For the avoidance of doubt, (x) the assets in clause (c) of the immediately preceding sentence will include all cash and cash equivalents and the fair market value of all investments in equity securities with readily determinable fair value (but excluding all cash and cash equivalents applied to defease or discharge any indebtedness), and (y) an individual parcel of property can be the site of one or more properties, and separate portions of the same parcel of property can (i) contribute to Consolidated EBITDA in clause (a) of the immediately preceding sentence, (ii) be a Redevelopment Property or (iii) be real property under construction or land, in each case, as determined in good faith by Digital Realty Trust, L.P.

“Total Outstanding Debt” means, as of any date, the sum, without duplication, of (1) the aggregate principal amount of all outstanding Indebtedness of Digital Realty Trust, L.P. as of that date, excluding Intercompany Indebtedness; and (2) the aggregate principal amount of all outstanding Indebtedness of Digital Realty Trust, L.P.’s Consolidated Subsidiaries, all as of that date, excluding Intercompany Indebtedness.

“Total Unencumbered Assets” means, as of any time, the sum of (a) Unencumbered Consolidated EBITDA for the most recent quarterly period covered in Digital Realty Trust, L.P.’s annual or quarterly report most recently furnished to Noteholders or filed with the SEC, as the case may be, in the manner described in Condition 10(e) (Reports), prior to such time, annualized (i.e., multiplied by four (4)), capitalized at the Capitalization Rate, and (b) to the extent not subject to any Secured Debt, the value of the assets described in clauses (b) and (c) of the definition of Total Assets; provided, however, that all investments by Digital Realty Trust, L.P. and its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included (it being understood that investments in equity securities with readily determinable fair value shall not be covered by this proviso; provided, however, that such investments in equity securities with readily determinable fair value are not securing, or applied to defease or discharge, in each case as of that date, any indebtedness, including mortgages and other notes payable).

“Unencumbered Consolidated EBITDA” means, for any quarter, Consolidated EBITDA for the most recent quarterly period covered in Digital Realty Trust, L.P.’s annual or quarterly report most recently furnished to Noteholders or filed with the SEC, as the case may be, in the manner described in Condition 10(e) (Reports), prior to the time of determination, less any portion thereof attributable to any properties or assets subject to any Secured Debt, as determined in good faith by Digital Realty Trust, L.P.

“Unsecured Debt” means that portion of Total Outstanding Debt that is not Secured Debt.

12.	No Protection in the Event of a Change of Control

The notes will not contain any provisions that may afford Noteholders protection in the event the Issuer experiences a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect Noteholders.

13.	Merger, Consolidation or Sale

Digital Intrepid Holding B.V., Digital Realty Trust, Inc. and Digital Realty Trust, L.P. may consolidate with, or sell, lease or convey all or substantially all of their respective assets to, or merge with or into, any other entity, provided that the following conditions are met:

(i)

Digital Intrepid Holding B.V., Digital Realty Trust, Inc. or Digital Realty Trust, L.P., as the case may be, shall be the continuing entity, or the successor entity (if other than Digital Intrepid Holding B.V., Digital Realty Trust, Inc. or Digital Realty Trust, L.P., as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall expressly assume payment of the principal of and interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions in these Terms and Conditions;

(ii)

immediately after giving effect to the transaction, no Event of Default under these Terms and Conditions, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

(iii)	an officers’ certificate covering these conditions shall be delivered to the Noteholders’ Representative.

14.	Events of Default

(a)	The following events are “Events of Default” with respect to the notes:

(i)	default for 30 days in the payment of any installment of interest under the notes of such series;

(ii)	default in the payment of the principal amount or redemption price due with respect to the notes of such series, when the same becomes due and payable;

(iii)

the Issuer’s, Digital Realty Trust, Inc.’s, or Digital Realty Trust, L.P.’s failure to comply with any of its or their respective other agreements in the notes or these Terms and Conditions with respect to such series upon receipt by the Issuer or them of notice of such default from holders of not less than 25% in aggregate principal amount of the notes of such series then outstanding and the Issuer’s or their failure to cure (or obtain a waiver of) such default within 90 days after the Issuer receives such notice;

(iv)

failure to pay any Indebtedness (other than Non-Recourse Indebtedness) that is (a) of the Issuer, Digital Realty Trust, Inc., Digital Realty Trust, L.P., any Subsidiary in which Digital Realty Trust, L.P. has invested at least $125,000,000 in capital (a “Significant Subsidiary”) or any entity in which Digital Realty Trust, L.P. is the general partner, and (b) in an outstanding principal amount in excess of $125,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which Indebtedness (other than Non-Recourse Indebtedness) is not discharged, or such default in payment or acceleration is not cured or rescinded, within 60 days after written notice to the Issuer or them from holders of at least 25% in principal amount of the outstanding notes of such series; or

(v)	the Issuer, the Guarantors or any Significant Subsidiary pursuant to or under or within meaning of any Bankruptcy Law:

(A)

commences a voluntary case or proceeding seeking liquidation, reorganization or other relief with respect to the Issuer, the Guarantors or a Significant Subsidiary or its debts or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Issuer, the Guarantors or a Significant Subsidiary or any substantial part of the property of the Issuer, the Guarantors or a Significant Subsidiary; or

(B)

consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Issuer, the Guarantors or a Significant Subsidiary; or

(C)	consents to the appointment of a custodian of it or for all or substantially of its property; or

(D)	makes a general assignment for the benefit of creditors or;

(vi)

an involuntary case or other proceeding shall be commenced against the Issuer, the Guarantors or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Issuer, the Guarantors or a Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Issuer, the Guarantors or a Significant Subsidiary or any substantial part of the property of the Issuer, the Guarantors or a Significant Subsidiary, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) calendar days; or

(vii)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)	is for relief against the Issuer, the Guarantors or any Significant Subsidiary in any involuntary case or proceeding; or

(B)

appoints a trustee, receiver, liquidator, custodian or other similar official of the Issuer, the Guarantors or a Significant Subsidiary or any substantial part of the property of the Issuer, the Guarantors or a Significant Subsidiary; or

(C)

(iii) orders the liquidation of the Issuer, the Guarantors or a Significant Subsidiary; and, in each case in this clause (vii), the order or decree remains unstayed and in effect for thirty (30) calendar days;

then, and in each and every such case (other than an Event of Default specified in Condition 14(a)(v), Condition 14(a)(vi) and Condition 14(a)(vii) with respect to the Issuer), unless the principal of all of the notes shall have already become due and payable, either the Noteholders’ Representative or the Noteholder of at least 25% in aggregate principal amount of the notes then outstanding, by notice in writing to the Issuer (and to the Noteholders’ Representative if given by the Noteholders), may declare the principal amount of and premium, if any, and interest accrued and unpaid on all the notes to be immediately due and payable, and upon any such declaration the same shall be immediately due and payable.

If an Event of Default specified in Condition 14(a)(v), Condition 14(a)(vi) and Condition 14(a)(vii) occurs with respect to Issuer, the principal amount of and premium, if any, and interest accrued and unpaid on all the notes shall be immediately and automatically due and payable without necessity of further action.

(b)

If an Event of Default under these Terms and Conditions with respect to the notes of a particular series occurs and is continuing (other than an Event of Default specified in the last bullet above, which shall result in an automatic acceleration), then, in every case, the Noteholders’ Representative or the holders of not less than 25% in principal amount of the outstanding notes of such series may declare the principal amount of all of the notes of such series to be due and payable immediately by written notice thereof to Digital Intrepid Holding B.V. (and to the Noteholders’ Representative if given by the holders). However, at any time after the declaration of acceleration with respect to the notes of such siers has been made, but before a judgment or decree for payment of the money due has been obtained by the Noteholders’ Representative, the holders of a majority in principal amount of outstanding notes of such series may rescind and annul the declaration and its consequences if:

(i)

the Issuer, Digital Realty Trust, Inc. or Digital Realty Trust, L.P. shall have deposited with the Principal Paying Agent all required payments of the principal of and interest and premium on the notes; and

(ii)

all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof), or interest and premium on the notes of such series, have been cured or waived as provided in these Terms and Conditions.

(c)

At any time after such a declaration of acceleration with respect to the notes has been made and before a judgment or decree for payment of the money due has been obtained by the Principal Paying Agent or the Noteholders’ Representative, the Noteholders holding not less than a majority in principal amount of the outstanding notes of a particular series may, by written notice to the Issuer, with copy to the Principal Paying Agent, on behalf of all of the Noteholders, waive any and all past defaults with respect to the notes of such series and rescind and annul such declaration and its consequences, except a default in the payment of the principal of or interest, if any, on any note and in respect of a covenant or provision contained in these Terms and Conditions that cannot be modified or amended without the consent of the Noteholder of each outstanding note of such series affected thereby.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of these Terms and Conditions of the Notes, and the Issuer, the Guarantors, the Principal Paying Agent, and the Noteholders shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

(d)

The holders of a majority in principal amount of the outstanding notes (or of all the notes then outstanding, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Noteholders’ Representative, or of exercising any trust or power conferred upon the Noteholders’ Representative; provided, however that: (i) such direction shall not be in conflict with any rule of law or with these Terms and Conditions of the notes or the notes, (ii) the Noteholders’ Representative may take any other action deemed proper by the Noteholders’ Representative which is not inconsistent with such direction, (iii) such direction is not unduly prejudicial to the rights of Noteholders not taking part in such direction and (iv) such direction would not involve the Noteholders’ Representative in personal liability.

15.	Modification, Waiver and Meetings

(a)

Modifications and amendments of these Terms and Conditions of the notes with respect to a particular series of notes will be permitted to be made only with the consent of the Noteholders of not less than a majority in aggregate principal amount of all outstanding notes of such series; provided, however, that no modification or amendment may, without the consent of each holder affected:

(i)	reduce the amount of the notes whose holders must consent to an amendment or waiver;

(ii)	reduce the rate of or extend the time for payment of interest (including default interest) on the notes;

(iii)	reduce the principal of or premium on or change the fixed maturity of the notes;

(iv)

waive a default in the payment of the principal of or premium or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(v)	make the principal of or premium or interest on the notes payable in a currency other than that stated in the notes;

(vi)

make any change to certain provisions of these Terms and Conditions relating to, among other things, the right of Noteholders to receive payment of the principal of or premium or interest on the notes and to institute suit for the enforcement of any such payment and to waivers or amendments;

(vii)	waive a redemption payment with respect to the notes; or

(viii)

release Digital Realty Trust, Inc. or Digital Realty Trust, L.P. as guarantors of the notes other than as provided in these Terms and Conditions or modify the Guarantees in any manner adverse to the Noteholders.

(b)

Notwithstanding the foregoing, modifications and amendments of these Terms and Conditions with respect to a particular series of the notes will be permitted to be made by the Issuer, Digital Realty Trust, L.P., Digital Realty Trust, Inc. and the Noteholders’ Representative without the consent of any holder of the notes for any of the following purposes:

(i)

to cure any ambiguity, defect or inconsistency in these Terms and Conditions of the notes or the notes; provided that this action shall not adversely affect the interests of Noteholders of such series of notes in any material respect;

(ii)	to evidence a successor to the Issuer as obligor or Digital Realty Trust, Inc. or Digital Realty Trust, L.P. as guarantors with respect to such series of notes;

(iii)	to make any change that does not adversely affect the interests of the Noteholders of such series of notes then outstanding;

(iv)	to provide for the issuance of additional notes of such series in accordance with the limitations set forth in these Terms and Conditions;

(v)	to provide for the acceptance of appointment by a successor Principal Paying Agent or Noteholders’ Representative;

(vi)	to reflect the release of Digital Realty Trust, Inc. or Digital Realty Trust, L.P., as guarantors, in accordance with the provisions of the Guarantee;

(vii)	to secure the notes of such series;

(viii)	to add guarantors with respect to either series of notes; and

(ix)

to conform the text of the notes of such series, the guarantee (including any Guarantee) to any provision of these Terms and Conditions to the extent that such provision in these Terms and Conditions was intended to be a verbatim recitation of a provision of the guarantee (including any Guarantee) or the notes (as certified in an officers’ certificate).

(c)	Notice of any such modification or amendment shall be published in accordance with Condition 17 (Notices).

(d)

In determining whether the holders of the requisite principal amount of outstanding notes of a particular series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of notes of such series, notes owned by Digital Intrepid Holding B.V. or any other obligor upon the notes or any affiliate of Digital Intrepid Holding B.V. or of the other obligor shall be disregarded.

(e)

A meeting of the Noteholders (a “Noteholders’ Meeting”) of the applicable series of notes may be called at any time and from time to time pursuant to this Condition 15(e) to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by these Terms and Conditions of the notes to be made, given or taken by the Noteholders.

(i)

A meeting will be permitted to be called at any time by the Noteholders’ Representative, and also, upon request, by the Issuer, Digital Realty Trust, Inc., Digital Realty Trust, L.P. or the holders of at least 10% in principal amount of the outstanding notes of a particular series, in any case upon notice given as provided in accordance with Condition 17 (Notices).

(ii)

In case at any time the Issuer or any Guarantor, pursuant to a board resolution, or the Noteholders of at least 10% in principal amount of the outstanding notes of such series shall have requested the Noteholders’ Representative to call a Noteholders’ Meeting by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Noteholders’ Representative shall not have made the first publication of the notice of such meeting within 21 days after receipt of such request or shall not thereafter proceed to cause the Noteholders’ Meeting to be held as provided herein, then the Issuer or any Guarantor or the Noteholders in the amount above specified, as the case may be, may determine the time and the place in the borough of Manhattan, The City of New York, or in Zurich for such meeting and may call such meeting.

(iii)

To be entitled to vote at any Noteholders’ Meeting, a person shall be (1) a Noteholder or (2) a person appointed by an instrument in writing as proxy for a Noteholder or Noteholders. The only persons who shall be entitled to be present or to speak at any Noteholders’ Meeting shall be the persons entitled to vote at such Noteholders’ Meeting and their counsel, any representatives of the Noteholders’ Representative and its counsel and any representatives of the Issuer, any Guarantor and its counsel.

(iv)

The persons entitled to vote a majority in principal amount of the outstanding notes shall constitute a quorum for a Noteholders’ Meeting. In the absence of a quorum within 30 minutes of the time appointed for any such Noteholders’ Meeting, the Noteholders’ Meeting shall, if convened at the request of the Noteholders, be dissolved. In any other case, the Noteholders’ Meeting may be adjourned for a period of not less than 10 days as determined by the chairman of the meeting prior to the adjournment of such Noteholders’ Meeting. In the absence of a quorum at any such adjourned Noteholders’ Meeting, such adjourned Noteholders’ Meeting may be further adjourned for a period of not less than 10 days as determined by the chairman of the Noteholders’ Meeting prior to the adjournment of such adjourned Noteholders’ Meeting. Notice of the reconvening of any adjourned Noteholders’ Meeting shall be given as provided in Condition 17 (Notices), except that such notice need be given only once not less than five days prior to the date on which the Noteholders’ Meeting is scheduled to be reconvened. Notice of the reconvening of any adjourned meeting shall state expressly the percentage, as provided above, of the principal amount of the outstanding notes of such series which shall constitute a quorum.

(v)

Except as limited by the proviso to Condition 15(a), any resolution presented to a Noteholders’ Meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid may be adopted by the affirmative vote of the Noteholders of a majority in principal amount of the outstanding notes; provided, however, that, except as limited by the proviso of Condition 15(a) any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which these Terms and Conditions expressly provide may be made, given or taken by the Noteholders of a specified percentage, which is less than a majority, in principal amount of the outstanding notes may be adopted at a Noteholders’ Meeting or an adjourned Noteholders’ Meeting duly reconvened and at which a quorum is present as aforesaid by the affirmative vote of the Noteholders of such specified percentage in principal amount of the outstanding notes.

(vi)

Any resolution passed or decision taken at any Noteholders’ Meeting duly held in accordance with this Condition 15(e) shall be binding on all the Noteholders, whether or not present or represented at the Noteholders’ Meeting.

(vii)

Notwithstanding any provisions of these Terms and Conditions, the Noteholders’ Representative may make such reasonable regulations as it may deem advisable for any Noteholders’ Meeting in regard to proof of the holding of notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination or proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the Noteholders’ Meeting as it shall deem appropriate. Except as otherwise permitted or required by any such regulations, the holding of notes shall be proved by each Noteholder producing a certificate by a bank in respect of such notes relating to that Noteholders’ Meeting confirming that such Noteholder is entitled to attend and to vote on the resolutions proposed at such Noteholders’ Meeting. Bank certificates shall be dated before the date of the Noteholders’ Meeting and confirm that the respective notes are deposited in a securities account (Effektenkonto) with that bank and will remain so deposited with such bank until and including the date of the Noteholders’ Meeting and that the bank has not issued any other such certificate with respect to such notes.

(viii)

The Noteholders’ Representative shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the Noteholders’ Meeting shall have been called by the Issuer, any Guarantor or by the Noteholders as provided in paragraph (ii) of this Condition 15(e), in which case the Issuer, any Guarantor or the Noteholders calling the Noteholders’ Meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the Noteholders’ Meeting shall be elected by vote of the persons entitled to vote a majority in principal amount of the outstanding notes represented at the Noteholders’ Meeting.

(ix)

At any Noteholders’ Meeting each Noteholder or proxy shall be entitled to one vote for each CHF 5,000 principal amount of the outstanding note held or represented by it; provided, however, that no vote shall be cast or counted at any meeting in respect of any note challenged as not outstanding and ruled by the chairman of the Noteholders’ Meeting to be not outstanding. The chairman of the Noteholders’ Meeting shall have no right to vote, except as a Noteholder.

(x)

Any Noteholders’ Meeting duly called pursuant to Condition 17 (Notices) at which a quorum is present may be adjourned from time to time by persons entitled to vote a majority in principal amount of the outstanding notes represented at the Noteholders’ Meeting; and the Noteholders’ Meeting may be held as so adjourned without further notice.

(xi)

The vote upon any resolution submitted to any Noteholders’ Meeting shall be by written ballots on which shall be subscribed the signatures of the Noteholders of such series of notes or of their representatives by proxy and the principal amounts and serial numbers of the outstanding notes held or represented by them. The permanent chairman of the Noteholders’ Meeting shall appoint two inspectors of votes who shall count all votes cast at the Noteholders’ Meeting for or against any resolution and who shall make and file with the secretary of the Noteholders’ Meeting their verified written reports in duplicate of all votes cast at the Noteholders’ Meeting. A record, at least in duplicate, of the proceedings of each Noteholders’ Meeting shall be prepared by the secretary of the Noteholders’ Meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more persons having knowledge of the facts setting forth a copy of the notice of the Noteholders’ Meeting and showing that said notice was given as provided in Condition 17 (Notices). Each copy shall be signed and verified by the affidavits of the permanent chairman and secretary of the Noteholders’ Meeting and one such copy shall be delivered to the Issuer, and another to the Noteholders’ Representative to be preserved by the Noteholders’ Representative, the latter to have attached hereto the ballots voted at the Noteholders’ Meeting. Any record so signed and verified shall be conclusive evidence of the matters therein stated.

16.	No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member or partner of Digital Intrepid Holding B.V., Digital Realty Trust, L.P. or Digital Realty Trust, Inc. or any of their respective Subsidiaries, as such, will have any liability for any obligations of Digital Intrepid Holding B.V., Digital Realty Trust, L.P. or Digital Realty Trust, Inc. under the notes, these Terms and Conditions, any guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

17.	Notices

All notices to the holders shall be valid if published in a manner which complies with the rules and regulations of SIX Swiss Exchange AG or any other relevant authority on which the notes are for the time being listed and so long as the notes are listed on SIX Swiss Exchange AG and the guidelines of SIX Swiss Exchange AG so require, filed with the Companies Announcement Office of SIX Swiss Exchange AG, in electronic form (a) on the internet site of the SIX Swiss Exchange under the section headed “Official Notices” (currently: www.six-group.com/en/products-services/the-swiss-stock-exchange/market-data-news-tools/official-notices.html#, or (b) otherwise in accordance with the regulations of the SIX Swiss

Exchange. Any such notice will be deemed to have been given on the date of the first publication or, where required to be published in more than one newspaper, on the date of the first publication in all required newspapers. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date.

18.	Prescription

In accordance with New York law, claims for interest payments under the notes and claims for the repayment or redemption of notes shall become time barred after a period of six (6) years, calculated from their respective due dates, after such time the unclaimed funds will return to the Issuer.

19.	Role of the Principal Paying Agent, Listing Agent and Noteholders’ Representative

UBS AG has been appointed by the Issuer as the Principal Paying Agent and as the listing agent with respect to the notes and it will also act on behalf of or for the benefit of the Noteholders as Noteholders’ Representative, but only in such cases stated explicitly in these Terms and Conditions. In any other cases, the Noteholders’ Representative is not obliged to take or to consider any actions on behalf of or for the benefit of the Noteholders.

If, at any time during the life of the notes, the Principal Paying Agent shall resign or become incapable of acting as Principal Paying Agent as contemplated by these Terms and Conditions or shall be adjudged bankrupt or insolvent, the Principal Paying Agent may be substituted by a successor Principal Paying Agent in Switzerland appointed by the Issuer. In the event of such replacement of the Principal Paying Agent, all references to the Principal Paying Agent shall be deemed to refer to such replacement.

Notice of such a replacement shall be published in accordance with Condition 17 (Notices).

20.	Purchases of Notes; Cancellation

(a)

The Issuer, any Guarantor or any of their respective affiliates may at any time purchase notes at any price in the open market or otherwise. Any purchase shall be made in accordance with applicable laws and regulations, including applicable stock exchange regulations. Such acquired notes may be held, resold or surrendered to the Principal Paying Agent for cancellation.

(b)	All notes which are redeemed or surrendered to the Principal Paying Agent shall immediately be cancelled. All notes so cancelled cannot be reissued or resold.

(c)

If the Issuer elects to repurchase the notes pursuant to a tender offer or otherwise pursuant to this Condition 20 (Purchases of Notes; Cancellation), the Issuer may instruct the Principal Paying Agent to select notes to be repurchased and cancelled as required by SIX SIS or, if SIX SIS prescribes no method of selection, on a pro rata basis, by use of a pool factor. The Principal Paying Agent shall not be liable for any selections of notes made in accordance with this paragraph.

21.	Severability

If at any time any one or more of the provisions of these Terms and Conditions is or becomes unlawful, invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

22.	Governing Law and Jurisdiction

These Terms and Conditions, the notes and the guarantee will be governed by, and construed in accordance with, the law of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

The Issuer irrevocably agrees that any suit, action or proceeding arising out of, related to, or in connection with these Terms and Conditions, the notes or the transactions contemplated hereby, and any action arising under U.S. federal or state securities laws, may be instituted in any U.S. federal or state court located in the State and City of New York, Borough of Manhattan; irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and irrevocably submits to the jurisdiction of such courts in any such suit, action or proceeding. The Issuer expressly consents to the jurisdiction of any such court in respect of any such action and waives any other requirements of or objections to personal jurisdiction with respect thereto and waives any right to trial by jury. The Issuer has appointed National Registered Agents, Inc., 28 Liberty Street, New York, New York 10005, United States of America, as its authorized agent upon whom process may be served in any such suit, action or proceeding which may be instituted in any federal or state court located in the State of New York, Borough of Manhattan arising out of or based upon these Terms and Conditions, the notes or the transactions contemplated hereby or thereby, and any action brought under U.S. federal or state securities laws (the “Authorized Agent”). Such appointment shall be irrevocable unless and until replaced by an agent reasonably acceptable to the Noteholders’ Representative. The Issuer represents and warrants that the Authorized Agent has agreed to act as said agent for service of process, and the Issuer agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Issuer shall be deemed, in every respect, effective service of process upon the Issuer.